Exhibit 10.2

Lydall, Inc.	Telephone 860 646-1233
One Colonial Road	Facsimile 860 646-4917
P.O. Box 151	Facsimile 860 646-8847
Manchester, CT 06045-0151	www.lydall.com

November 3, 2009

VIA HAND DELIVERY AND REGULAR MAIL

Mr. Thomas P. Smith

xxxx

xxxx

Re:	Resignation of Employment and Retention as Consultant

Dear Tom:

I wanted to confirm the arrangements concerning the resignation of your positions as Vice President, Chief Financial Officer and Treasurer of Lydall, Inc. (the “Company”), the termination of your employment with the Company, and your retention as a consultant by the Company on a short-term basis.

Contemporaneous with the signing of this Letter Agreement, you have signed and delivered to the Company a letter of resignation effecting the resignation of your positions with the Company and the termination of your employment by the Company as of the close of business on November 3, 2009. The signed resignation letter is attached as Exhibit A.

Upon your execution and delivery of a general release of all claims in favor of the Company in the form attached hereto as Exhibit B (the “Release”), and assuming the Release is not revoked by you and becomes binding and effective, and subject to the performance by you of your obligations hereunder and under any other agreements between you and the Company that impose continuing duties after termination of your employment, you will receive severance benefits (the “Severance Benefits”) equivalent to those specified in paragraphs 8(a) through (e) of your Employment Agreement dated January 10, 2007 (the “Employment Agreement”),except that the payments equivalent to those described in paragraph 8(c) shall be paid in equal installments over twelve (12) months at the times that salary payments are normally made by the Company.

Your Employment Agreement shall terminate effective as of the close of business on November 3, 2009 in all respects except that each of the following shall continue in full force and effect: (i) the provisions of Sections 12, 13.4, 13.5 and 13.6 of the Employment Agreement; (ii) the Employee Agreement (dated March 31, 2000) that is Attachment A to the Employment Agreement; and (iii) the Indemnification Agreement (dated January 1, 2007) that is Attachment C to the Employment Agreement.

In addition to the provision of the Severance Benefits to you, the Company will implement the following arrangements with respect to your outstanding and unvested equity awards of Company stock or options to purchase Company stock:

•

The vesting with respect to all of your issued and unvested stock option awards and time-based restricted stock awards shall be accelerated and are fully vested as of November 3, 2009. Your performance stock award will expire upon termination of your employment.

•

With respect to all of your currently outstanding stock options granted under the Lydall, Inc.1992 Stock Incentive Compensation Plan, the term for exercise shall be as required under the provisions of Section 10(e)(ii).

•

With respect to all of your currently outstanding stock options under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan, the term for exercise shall be modified to provide that the options will continue to be exercisable throughout the entire, original ten-year terms stipulated in the option agreements, notwithstanding the termination of your employment on November 3, 2009 (absent such a modification, per the terms of the plan, your ISO’s would have expired 90 days after the termination of your employment and your NQ’s would have expired 1 year after the termination of your employment). The effect of this modification to your ISO’s is that such ISO’s will become NQ’s.

The table attached hereto as Schedule 1 sets forth in detail the vesting and exercise terms for each of your outstanding stock option, restricted stock and performance stock awards. Except as expressly modified herein, all of your equity awards remain subject to the terms and conditions of the incentive compensation plans under which they were issued.

In addition, the Company will: (i) pay you your 2009 bonus award pro rated through November 3, 2009, subject to the terms and conditions of the Company’s 2009 Annual Incentive Performance Program, at the same time as other Company employees are paid their 2009 bonus awards; and (ii) provide to you the continued use of the Company-leased vehicle that you are currently using on the same terms and conditions as currently provided through the end of the current lease term, at which time you would return possession of the vehicle to the designated representative of the Company in good working order.

You and the Company have agreed to enter into a short-term consulting arrangement pursuant to the terms of that certain Consulting Agreement that is attached hereto as Exhibit C. The Consulting Agreement shall be effective as of November 4, 2009.

Please indicate your agreement to the foregoing by signing where indicated below.

Sincerely,

/s/ Dale Barnhart
Dale Barnhart
President and CEO

AGREED AND ACKNOWLEDGED

/s/ Thomas P. Smith
Thomas P. Smith
Dated: November 3, 2009

SCHEDULE 1

Thomas P. Smith

Lydall, Inc. Stock Options/Awards-Summary Table

Post-Termination Treatment (November 3, 2009)**

Grant Type	Grant Date	Grant Price	Shares Granted	Shares Vested	Shares Exercised	Shares Subject to Accelerated Vesting	Expiration Date
1992 Stock Incentive Compensation Plan
NQ	12/12/2001	$9.85	663	663	0	0	12/11/2011
ISO	05/10/2000	$9.75	4,000	4,000	0	0	02/03/2010
ISO	12/12/2000	$9.88	12,500	12,500	0	0	02/03/2010
ISO	12/12/2001	$9.85	24,337	24,337	0	0	02/03/2010
2003 Stock Incentive Compensation Plan
NQ	10/22/2003	$11.46	2,646	2,646	0	0	10/21/2013
NQ	12/08/2004	$11.08	10,000	10,000	0	0	12/07/2014
ISO	10/22/2003	$11.46	3,354	3,354	0	0	10/21/2013
ISO	12/07/2005	$7.65	10,000	7,500	0	2,500	12/06/2015
ISO	12/07/2006	$10.87	3,000	1,500	0	1,500	12/06/2016
ISO	12/03/2007	$9.70	3,500	875	0	2,625	12/02/2017
ISO	12/09/2008	$4.64	3,000	0	0	3,000	12/08/2018
RSA	12/07/2006	N/A	3,500	1,750	1,750	*1,750	N/A
RSA	12/03/2007	N/A	3,000	750	750	*2,250	N/A
RSA	12/09/2008	N/A	3,000	0	0	*3,000	N/A
PSA	01/12/2009	N/A	4,000	0	0	0	11/03/2009

Total Accelerated Shares						16,625

*	Does not account for tax withholding.
**	Subject to Approval by Lydall Compensation Committee

EXHIBIT A

November 3, 2009

Mr. Dale Barnhart

Lydall, Inc.

One Colonial Road

P.O. Box 151

Manchester, CT 06045-0151

Re:	Resignation as Officer

Dear Dale:

Effective close of business on November 3, 2009, I hereby resign my positions as Vice President, Chief Financial Officer and Treasurer of Lydall, Inc. and any and all positions I may hold with subsidiaries of Lydall. Effective close of business on November 3, 2009, I hereby resign as an employee of Lydall, Inc.

Sincerely yours,

/s/ Thomas P. Smith
Thomas P. Smith

EXHIBIT B

TERMINATION, VOLUNTARY RELEASE AND WAIVER OF RIGHTS

AGREEMENT

I, Thomas P. Smith, unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as an employee of Lydall, Inc. (“the Company”), and concurrently and unconditionally agree to sever my relationship as an employee of the Company, in consideration for the voluntary payment to me by the Company of the separation benefits set forth in the Letter Agreement dated November 3, 2009 by and between me and the Company (the “Employment Agreement”), which is made a part hereof.

1. In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law, equity or otherwise (collectively, “Claims”) that I may have against the Company and to release the Company and their respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as “Releasees”) from any obligations any of them may owe to me, accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), except as specifically provided below in the following paragraph number 2.

2. I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement. I do not waive any rights I have to indemnification under the Indemnification Agreement dated January 10, 2007 and pursuant to applicable statutes, the Certificate of Incorporation and Bylaws of the Company, its affiliates or subsidiaries.

3. Except as set forth in paragraph 2, I do fully, irrevocably and forever waive, relinquish and agree to forego any and all Claims whatsoever, whether known or unknown, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to my employment with the Company and the cessation thereof and all matters arising under

Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended, or under any other laws, ordinances, Employee orders, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Connecticut or any other applicable county or municipal ordinance.

4. As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of two (2) years after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than one percent (1%) of the outstanding publicly traded stock of any company.

5. I further acknowledge pursuant to the Older Worker’s Benefit Protection Act (29 U.S.C. § 626(f)), I expressly agree that the following statements are true:

a. The payment of the consideration described in Section 8 of the Severance Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment.

b. I have twenty-one days from the date of receipt to consider and sign this agreement. If I choose to sign this Agreement before the end of the twenty-one day period, that decision is completely voluntary and has not been forced on me by the Company.

c. I will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days.

d. I am now being advised in writing to consult an attorney before signing this Agreement.

I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.

6. Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraph number 2 above. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.

7. As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out the agreement set forth herein, all amounts previously paid under this Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.

8. As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows:

First. I represent that I have not filed any complaints or charges against the Company, or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agrees that I have, by my knowing and willing execution of this Agreement waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney’s fees. Provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

Second. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company, specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors or assigns in this regard.

Third. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, Employees, successors, heirs and assigns and shall inure to the benefit of said parties and each of them.

Fourth. I represent, understand and agree that this Agreement and the Letter Agreement dated November 3, 2009 (including all attachments thereto and documents referred to therein) set forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties.

Fifth. Modification. This Agreement may not be altered or changed except by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification or discharge is sought.

Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

Seventh. No Disparagement. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power, I agree and promise that I will not make any oral or written statements or reveal any information to any person, company, or agency which is disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers or vendors whether present or in the future. The Company understands and agrees that in consideration for the covenants, terms and conditions herein, it shall cause its directors and executive officers to not make any false, disparaging or derogatory statements to any third party or entity, including any media outlet, in public or private, regarding you.

Eighth. Confidentiality. Except as may be required by applicable law, including securities law, or by court order, the Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party’s accountants or attorneys.

Ninth. Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Company and all further payment obligations of the Company will cease, if: (a) the undersigned is terminated for “Cause” prior to the undersigned’s separation date; or (b) facts are discovered after the undersigned’s separation date that would have supported a termination for “Cause” had such facts been discovered prior to the undersigned’s separation date.

AFFIRMATION OF RELEASOR

I, Thomas P. Smith, warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility thereof.

I, Thomas P. Smith, warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release and Waiver of Rights Agreement.

I, Thomas P. Smith, have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.

Executed this 3rd day of November, 2009, at Manchester, CT.

NAME: Thomas P. Smith

STATE OF Connecticut	)
	)	SS: Thomas P. Smith
COUNTY OF Hartford	)

Subscribed and sworn to before me, a Notary Public in and for said County and State, this 3rd day of November, 2009, under the pains and penalties of perjury.

Donna G. Tracy, Notary Public

My Commission Expires:

County of Residence: Tolland

EXHIBIT C

CONSULTING AGREEMENT

This Agreement is made this 4rd day of November 2009, by and between Lydall, Inc. (“Lydall”) and Thomas P. Smith (“Consultant”).

WHEREAS, Lydall desires to retain the personal services of Thomas P. Smith of Avon, Connecticut (“Consultant”) as a consultant; and

WHEREAS, Lydall’s business exists and competes upon a nationwide and worldwide basis, and the degree of product and price competition in the markets in which Lydall is engaged is high; and

WHEREAS, In the course of Consultant’s association with Lydall, Consultant has received, developed, or otherwise acquired or been exposed to, and will receive, develop or otherwise acquire or be exposed to, information of a secret and confidential nature relating to Lydall’s business, disclosure or use of which in any manner adverse to Lydall’s interest would result in immediate and irreparable harm to Lydall’s competitive position; and

WHEREAS, The noncompetition and confidential information provisions of this Consulting Agreement are entered into at the time of and as a part of this Agreement, and are ancillary to the other promises and undertakings of the parties contained herein. Such ancillary noncompetition and confidential information provisions are reasonable and necessary to protect Lydall’s secret and confidential information, and to prevent Consultant or any entity with which Consultant may be or become associated from gaining or exploiting an unfair economic or competitive advantage over Lydall.

NOW, THEREFORE, in consideration of their mutual promises set forth below, the adequacy of which is hereby acknowledged, Lydall and Consultant agree as follows:

1. Consultant shall serve as a Consultant to Lydall during the Agreement Period (as defined below). As such, Consultant will report to and perform such duties as may be assigned by the Chief Financial Officer of Lydall or designee, which will be determined by mutual agreement between the Chief Financial Officer and the Consultant. Consultant and the Chief Financial Officer shall agree on the number of hours to be worked by Consultant.

(a) Consultant will be provided with a work space, telephone, computer equipment, and other materials and supplies at Lydall’s Corporate Headquarters and will visit Lydall’s facilities as required.

(b) Nothing in this Agreement shall be construed to accord Consultant any status as an employee of Lydall. The relationship established shall be solely that of an independent contractor relationship, and shall in no way be construed as an employer/employee relationship.

2. Agreement Period. The Agreement Period shall extend from November 4, 2009 through December 31, 2009. This Agreement may be renewed upon agreement of the parties.

3. Compensation. In consideration for the obligations assumed by Consultant under this Agreement, Lydall shall pay to Consultant a sum of $115 per hour worked during the Agreement period, payable bi-weekly. In addition, Lydall shall reimburse Consultant for documented, reasonable expenses actually incurred and approved in advance by Lydall; within thirty (30) days of submission. During the Agreement Period, Lydall agrees to compensate Consultant for at least 20 hours per week and Consultant agrees to be available and provide services up to a maximum of 40 hours per week. Lydall reserves the right to offset against compensation any amounts owed to Lydall by Consultant.

4. Other employment. Consultant, during the period of his retention as a Consultant to Lydall, may actively seek employment or other consulting relationships so long as such professional relationships are not incompatible with Consultant’s ability to serve Lydall as a Consultant.

5. Confidential Information of Third Parties. Consultant agrees not to use or disclose to Lydall any confidential information belonging to third parties.

6. Confidential Information of Lydall,

(a) Consultant understands, acknowledges, and agrees that the terms and conditions of that certain “Lydall Employee Agreement” dated March 31, 2000 between Consultant and Lydall continue to govern and apply with respect to Constant’s activities and services under this Agreement.

(b) During the Agreement Period, Consultant agrees that he will not become or seek to become principal, agent, officer, director, or employee of, a sales representative, dealer, distributor, or franchisee for, or a consultant to, or be engaged or serve in any similar capacity for any business which is a supplier or competitor of Lydall within Lydall’s worldwide market.

(c) In the event of any breach or threatened breach of any of the provisions of this paragraph, Lydall shall be entitled, in addition to any other remedy available at law or in equity, to the enforcement of this Agreement or any affected portion hereof by injunctive relief, and shall further be entitled to the recovery of its damages.

7. Entire Agreement. This written Agreement, together with the agreements and documents referenced herein, embodies the whole understanding between the parties hereto with respect to the consultancy of the Consultant.

8. Modification. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, modification or discharge is sought.

9. Assignment. This Agreement is personal to Consultant and may not be assigned by him. This Agreement will be binding on successors or heirs of both parties.

10. Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of Connecticut, and jurisdiction for dispute under this Agreement shall reside in the courts of Connecticut.

12. Severability. All provisions and terms of this Agreement are severable. The invalidity or the unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions or terms of the Agreement, and the Agreement shall be construed and enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted.

13. Termination. This Agreement may be terminated by either party for material breach by the other party upon thirty (30) days’ notice.

14. Liability. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

15. Indemnification. The Company acknowledges and agrees that the terms and conditions of that certain Indemnification Agreement dated January 10, 2007 by and between Consultant and the Company shall continue to govern and apply to Consultant’s provision of services under this Agreement during the Agreement Period.

16. Compliance. Consultant acknowledges review of Lydall’s Code of Conduct and Business Ethics and agrees to comply with its provisions. Consultant will conduct business according to all applicable laws and regulations, including but not limited to antitrust and corrupt business practices laws. Consultant will indemnify and hold Lydall harmless from and against any fines, penalties, or other damages arising from any violation by Consultant of any such laws or regulations. Lydall shall have the right to audit Consultant’s records, upon advance written notice to confirm such compliance.

IN WITNESS WHEREOF, the parties have hereto set their hands as of the date first above written.

LYDALL, INC.

By:	/s/ Dale G. Barnhart	/s/ Thomas P. Smith
	Dale G. Barnhart	Thomas P. Smith
President and Chief Executive Officer Consultant